THE STILLWATER NATIONAL BANK AND TRUST COMPANY
DIRECTORS’ DEFERRED COMPENSATION PLAN
(2008 PLAN AGREEMENT)

Directors’ Deferred Compensation Agreement

AGREEMENT, made this 26th day of December, 2007, effective as of the following January 1, 2008, by and between James M. Johnson (the “Participant”), and Stillwater National Bank and Trust Company (the “Bank”).

WHEREAS, the Bank has established the Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan, and the Participant is eligible to participate in said plan;

WHEREAS, the parties hereto wish to enter into the agreements described below to provide for deferral of compensation earned by the Participant during calendar year 2008 (“Deferral Year”), which agreements shall constitute the Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan with respect to the Participant for the Deferral Year (the “Plan”);

WHEREAS, the parties intend that the Plan comply with Section 409A of the Internal Revenue Code (“Code”), including final regulations and other applicable guidance thereunder (collectively “§ 409A”);

NOW THEREFORE, it is mutually agreed as follows:

1.	The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth herein, and, in accordance therewith, makes the following elections:

(a)	The amount of compensation which the Participant hereby elects to defer is (percentages elected must be 0% or more than 10%):

(i)	50 percent ( 50%) of the amount of Deferral Year retainer(s) otherwise earned; and/or

(ii)	50 percent ( 50%) of all amounts of board and committee meeting fees during the Deferral Year.

(b)	The election of the amount of deferred compensation in Section 1(a) is valid only if made before January 1 of the Deferral Year.

(c)	The election of the amount of deferred compensation in Section 1(a) is irrevocable as of January 1 of the Deferral Year.

(d)	Until distributed to the Participant, the amounts deferred pursuant to Section 1(a) hereof shall appreciate for each calendar quarter in a calendar year as though they were invested in an uninsured, nondeposit fund account having an annual return for each calendar quarter equal to one percentage point (1.00%) less than the annualized average interest rate earned (non-taxable equivalent) by the Bank on average interest-earning assets for the previous calendar quarter, as calculated in good faith by the Bank.

(e)	The amounts deferred and any accumulated income on such deferrals shall be distributed beginning during the first 15 days of January of:

[Choose One]

(i)	Option I: the calendar year immediately following the year in which the Participant no longer serves as a director of the Bank and any of its successors or affiliates.

(ii)	Option II: the year in which the Participant attains 72 years of age.

(iii)	Option III: the later of the calendar year immediately following the year in which the Participant no longer serves as a director of the Bank and any of its successors or affiliates, and , (a specific date not later than the year in which the Participant will attain 72 years of age).

With respect to Options I and III, a former director who continues to serve as an independent contractor after ceasing to serve as a director may not receive a distribution; in contrast, a former director who continues as an employee may receive a distribution.

2.	Notwithstanding Section 1(e), the amounts deferred and any accumulated income on such deferrals shall be distributed on the earliest of the following events, if any such event occurs before the event elected in Section 1(e)(i)-(iii): (1) the date, if any, specified in Section 1(e)(iii), above; (2) the Participant’s disability; (3) the occurrence of an unforeseeable emergency of the Participant, and (4) a Change in Control of the Bank or Southwest Bancorp, Inc, provided that, in the event that the Participant was not only a director but also a Specified Employee as defined in Section 7 as of the date of separation from service as a director, then no distribution may be made before (A) the expiration of six months after the date of separation from service, or (B) the Participant’s earlier death.

(a)	The Participant, pursuant to the Plan, hereby elects to have the amount deferred and any related accumulated earnings distributed as follows:

[Choose One]

(i)	monthly over a ten-year period

(ii) (iii) (iv)	monthly over a five-year period monthly over a fifteen-year period in a lump sum

(b)	All distributions made pursuant to the Plan and this Agreement will be made in cash.

3.	The Participant hereby designates the following to be his or her beneficiary and to receive the balance of any unpaid deferred compensation and related earnings:

Name: Laura S. Johnson Relationship: ________Wife__________________

Address:	672 Trailwood Lane, Marietta, GA 30064

4.	Except for the beneficiary designation made in Section 3 hereof (which may be revised at any time and from time to time), the elections made herein may be changed only with respect to the time and form of payment of the amounts deferred during the term of the Agreement, and only if each of the following requirements is satisfied:

(a)	the change does not take effect until at least 12 months after the date the Participant elects the change,

(b)	the changed payment date must be at least five years after the date payment would otherwise have been paid (or, in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), provided, however, that this requirement does not apply to payment on account of death, disability or unforeseeable emergency; and

(c)	with respect to payments under Section 1(e) or 2(a), the change is made not less than 12 months before the payment is scheduled to be paid (or, in the case of installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid).

5.	The Bank agrees to make payment of the amount due the Participant in accordance with the terms of the Plan and the elections made by the Participant herein.

6.	The Plan is an unfunded plan. The Participant and beneficiary are general, unsecured creditors of the Bank for the payment of benefits under this Agreement.

7.	Definitions. .

Change in control means:

(a)	the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, shall become the beneficial owner of 50 percent or more of the outstanding common shares of the Bank or Southwest Bancorp, Inc.;

(b)	the closing of a transaction (i) to merge or consolidate either the Bank or Southwest Bancorp, Inc. with or into another corporation in which the Bank or Southwest Bancorp, Inc. is not the continuing or surviving corporation or pursuant to which any common shares of the Bank or Southwest Bancorp, Inc. would be converted into cash, securities, or other property of another, other than a merger of the Bank or Southwest Bancorp, Inc. in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of the Bank or Southwest Bancorp, Inc.; or

(c)	the date there shall have been change in a majority of the Board of the Bank or Southwest Bancorp, Inc. within a 12 month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12 month period.

The decision of the Board as to whether a change in control has occurred shall be conclusive and binding and shall be a ministerial rather than a discretionary decision.

Disability: The Participant will be deemed disabled for purposes of Section 2 if he is determined to be totally disabled by the Social Security Administration.

Specified Employee shall mean those employees designated by the Committee annually as of December 31 as a Specified Employee. The Committee shall designate as Specified Employees participants in The Stillwater National Bank and Trust Company Employees Profit Sharing Plan who are designated as key employees under section 416 of the Code as of that December 31, plus any other employees not participating in the Profit Sharing Plan who would be designated as key employees were they participants in the Profit Sharing Plan. Any individual so designated who is still employed as of the following April 1 shall become a Specified Employee from April 1 through the next March 31. If a Change in Control occurs, the Committee has authority to determine alternative methods for designating Specified Employees and satisfying the six-month delay rule, to the extent permitted by Treas. Reg. § 1.409A-1(i).

Unforeseeable emergency: An unforeseeable emergency is: a severe financial hardship to the Participant resulting from: an illness or accident of the Participant, his spouse, beneficiary or dependent (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof); or loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether the Participant is faced with an unforeseeable emergency permitting a distribution under Section 2 is to be determined by the Committee (as defined in Section 9) based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

9.	The Compensation Committee (“Committee”) of the Board of Directors of the Southwest Bancorp, Inc. (“Board”) shall have authority to administer the Plan. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee’s authority includes the following:

(a)	authority to delegate Plan administration functions to employees of Southwest Bancorp, Inc. or the Bank or their affiliates or other agents;

(b)	authority to prescribe, amend and rescind rules and regulations relating to the Plan;

(c)	authority to determine eligibility for benefits, the amount and payment of benefit claims and resolution of claim disputes.

In administering the Plan, the Committee has full discretionary authority to make factual determinations, to construe the terms of the Plan, to determine compliance with § 409A, and to otherwise interpret the Plan (including ambiguous provisions), provided that no Committee member may participate in a Committee decision on his or her individual claim for benefits under the Plan. The Committee’s decisions shall be binding, final and conclusive upon all parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

/s/ James M. Johnson

James M. Johnson

STILLWATER NATIONAL BANK

AND TRUST COMPANY

By /s/Kerby E. Crowell

Kerby E. Crowell, EVP/CFO/Sec.

Printed name and title